FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333--257737-06

Subject: ** BBCMS 2022-C18 $709.178MM NEW ISSUE CMBS *** PRICING DETAIL

NEW ISSUE CMBS: BBCMS 2022-C18

$709.178MM NEW ISSUE CMBS

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS; KEYBANC CAPITAL MARKETS UBS SECURITIES LLC; SOCIÉTÉ GÉNÉRALE

CO-MANAGERS:	ACADEMY SECURITIES; MISCHLER FINANCIAL GROUP, INC.

RATING AGENCIES:	MOODY’S; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (M/F/K)	AVAILABLE SIZE ($MM)	C/E	WAL	COUPON	PRICE	YIELD	PRICING SPREAD	P+SPRD (REF ONLY)
A-1	Aaa/AAA/AAA	10.600	30.000%	2.45	5.877	99.9982	5.846	I+145	~P+149
A-2	Aaa/AAA/AAA	73.000	30.000%	4.55	5.495	99.9999	5.504	I+145	~P+168
A-3	Aaa/AAA/AAA	42.100	30.000%	6.95	5.998	102.9973	5.501	I+158	~P+190
A-4	Aaa/AAA/AAA	175.000	30.000%	9.66	5.439	100.9932	5.338	I+151	~P+183
A-5	Aaa/AAA/AAA	248.200	30.000%	9.90	5.710	102.9980	5.350	I+153	~P+184
A-SB	Aaa/AAA/AAA	16.826	30.000%	7.17	5.949	102.9982	5.463	I+155	~P+187
A-S#	Aa1/AAA/AAA	70.715	21.250%	9.92	6.14918	102.7560	6.019	I+220	~P+251
B#	NR/AA-/AA+	34.348	17.000%	9.92	6.14818	99.1137	6.519	I+270	~P+301
C#	NR/A-/A	38.389	12.250%	9.92	6.14818	87.5836	8.270	I+445	~P+476

# WAC coupon

SETTELEMENT:	DECEMBER 14, 2022

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.